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                                                                   EXHIBIT.10.7


                                W. H. BRADY CO.

                    Shareholder Value Enhancement (SVE) Plan
                    ----------------------------------------
                             Adopted August 1, 1994
I. Purpose
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   The purpose of this Shareholder Value Enhancement Plan (the "Plan") is to provide incentive and reward to those employees of W. H. Brady Co. and its subsidiaries (the "Company") responsible for directing functions where the decisions involved have a significant bearing on the success and profitability of the Company, and who have a demonstrated exceptional ability, industry and service. The Plan is to motivate the individuals to maximize profitability and shareholder value through group performance. The incentive reward is to be in the form of supplemental compensation in addition to the individual's regular base compensation and will vary based upon the individual's ability to influence or impact at the Company, Group, and Division levels.

II.  Definitions
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     A.    "Base Salary" means the gross salary paid during the fiscal year while in the position eligible for incentive compensation on account of which incentive compensation is payable (before any reduction for amounts voluntarily deferred under Company-sponsored deferred compensation plans) and does not include the value of fringe benefits, directors' fees, sales incentives, additional compensation under this Plan, or amounts paid in lieu of other benefits earned as, for example, amounts paid in lieu of vacation benefits.

      B. "Capital" means the Company's annual month end average operating capital for the Plan Year, calculated as follows:

                         Total Assets
                     +   Bad Debt Reserve
                     +   LIFO Reserve
                     -   Construction in Progress
                    +/-  Other capital items as determined by the
                           Compensation Committee.

      C. "Capital Charge" means the deemed opportunity cost of employing Capital in the Company's businesses, determined as follows:

                   Capital Charge = Capital x Cost of Capital





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    D.     "Compensation Committee" means a committee as determined by the
           W. H. Brady Co. Board of Directors to oversee all matters related to compensation practices of the Company.

    E. "Cost of Capital" means the weighted average of the cost of equity and the after tax cost of debt for the relevant Plan Year plus adjustments to cover non-allocated investments and non-allocated costs. The Cost of Capital will be determined by the Company (to the nearest tenth of a percent) and approved by the Compensation Committee prior to each Plan Year, consistent with the following methodology:

                a) Cost of Equity = Risk Free Rate + (Business Risk Index x Market Risk Premium)
                b)  Cost of Debt = Debt Yield x (1 - Tax Rate)
                c) The weighted average of the Cost of Equity and the Debt Cost of Capital is determined by reference to the actual debt-to-capital ratio.

           The Risk Free Rate is the closing yield rate on 30 year U. S. Treasury Bonds for the month of July immediately preceding the relevant Plan Year, the Business Risk Index is determined by reference to the Beta shown in the most recent available data base report on the Company from a recognized authoritative source (as approved by the Compensation Committee), the Market Risk Premium is 6%, the Cost of Debt is the weighted average yield of all borrowing included in the Company's permanent capital, and the tax rate is the combination of the projected relevant federal, state and foreign income tax rates for the year immediately preceding the Plan Year.

     F. "Division" means any unit of operations as determined by the Compensation Committee.

     G. "Divisional Value Added" means the Value Added calculated in the same manner as set forth in the Value Added definition, except that NOPAT, Capital, Capital Charge, Company's Cost of Capital and other relevant terms shall be defined by reference to the particular division, not by reference to the entire Company.

     H. "Earned Bonus" means the bonus, which may be negative or positive, which is calculated in the manner set forth in Section V.

     I. "Group" means any collection of divisions as determined by the Compensation Committee that are combined for purposes of determining Value Added on a collective basis.





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  J. "Group Value Added" means the Value Added calculated in the same manner as set forth in the Value Added definition, except that NOPAT, Capital, Capital Charge, Cost of Capital and other relevant terms shall be defined by reference to the particular group, not by reference to the entire Company.

  K. "NOPAT" means adjusted net operating profits after taxes for the Plan Year, calculated as follows:

             Net Income Before Taxes
        +/-  Changes in Reserves
        +/-  Other Income & Expense on Non-Operating
                Investments
        +/-  Other Unusual Income or Expense Items
        +/-  Amortization of Unusual Income or Expense
                Items
          -  Modified Cash Taxes on the Above
        +/-  Other items as determined by the Compensation
                Committee.

  L. "Plan Year" means the one year period coincident with the Company's fiscal year.

  M. "Value Added" means the NOPAT that remains after subtracting the Capital Charge, expressed as follows:

                        NOPAT
             Less:      Capital Charge
             Equals:    Value Added

     Value Added may be positive or negative.

III. Eligibility and Participation

  A. General. Participation in this Plan is determined by the Chief Executive Officer (CEO) of the Company, approved by the Compensation Committee, and communicated to the Plan participants prior to the Plan Year, except as provided in Section VI.A. In recommending such participation, the CEO will consider the potential contribution and impact each employee may have on the Company's ability to create value for its shareholders. Employees eligible for participation in the Plan will generally be selected from Company Officers, Division General Managers (GMs), and Operating Management Team (OMT) members.

  B. Basis for Determining Incentive Compensation. In general, the Plan will be based on a two part evaluation system to determine the incentive compensation. In general, earned bonuses by Plan participants will be based on Corporate, Group, and/or Divisional Value Added, and upon the Senior





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           Officer's or Manager's subjective evaluation of the
           individual's performance against specific individual goals and accomplishments. The Compensation Committee will determine the relevant percentages that each of the respective parts are weighted for each Plan participant prior to the Plan Year.

     C. Target Incentive Awards. The Target Incentive Awards will be determined according to the following schedule, or other schedule as determined by the Compensation Committee prior to the beginning of the Plan Year:



                                         Target
                                         ------
           Chief Executive Officer         100%
           Senior Vice President            75%
           Vice Presidents                  70%
           Director-Group Operations        65%
           General/Venture Managers         60%
           Department Heads                 50%
           Operating Management Members     40%
           Other Key Individuals            25%


     D. Determination of Subjective Performance. All of the subjective determinations will be subject to approval by the CEO and the appropriate Senior Manager, except that the CEO's subjective performance will be determined and evaluated by the Compensation Committee.


IV.  Calculation of the Incentive Compensation Fund

     The Company shall add a predetermined percentage of the Value Added to the Company, along with a predetermined percentage of the change in Value Added to the Company, into an Incentive Compensation Fund for purposes of accumulating bonus amounts for all Plan participants. In addition, the Company shall add a predetermined percentage of the Group Value Added and Division Value Added to each designated Group and Division, along with a predetermined percentage of the change in Group Value Added and change in Division Value Added, to each designated Group and Division into similar Incentive Compensation Funds for purposes of accumulating bonus amounts for members of the respective Group or Division.





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    The said percentages will be at the sole discretion of the Compensation
    Committee and shall be determined prior to each Plan Year. For the Plan's initial year the following percentages will be utilized:



       Corporate Total Value Added:           5.0%
       Corporate Change in Value Added:      25.0%

       Group Total Value Added:               1.0%
       Group Change in Value Added:           5.0%

       Division Total Value Added:            1.0%
       Division Change in Value Added:        5.0%



V.  Plan Distribution

    The Company shall set up an individual account for each of the participants in the Plan for purposes of accumulating each participant's interest in the Plan. All amounts added to the Incentive Compensation Funds will be allocated to each of the participants' accounts based on their interest in the Plan as defined below.

    Allocations to the individual participant accounts shall be made in the following manner. Each participant will share in the Corporate, Group, and Divisional proceeds in that proportion that his Target Incentive Award bears to the total Target Incentive Awards of all participants who are members of the respective Company, Group, or Division as determined by the Compensation Committee prior to the Plan Year. This calculation will be conducted in U.S. dollars with applicable amounts converted into U.S. dollars at the weighted average exchange rate (as approved by the CEO) for the Plan Year.

    For those non-U.S. Company employees, the individual participant accounts shall be translated from U.S. dollars into their home country local currency at the weighted average exchange rate (as approved by the CEO) for the Plan Year.

    For the Plan Year the Company will distribute to each participant thirty-three and one-third percent (33-1/3%) of their individual account. In the Plan's initial year, a start-up amount equal to 2 times each individual's actual 1994 bonus will be credited to their respective individual participant account to offset the effects of the 3 year payout deferral. All start-up amounts remain the property of the Company and must be returned to the Company in the event of termination. The individual participant accounts are not assignable by the Plan participant.





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VI.    Change in Employment Status During the Plan Year

       A. New Hire, Transfer, Promotion, Demotion.A newly hired employee or an employee transferred, promoted, or demoted during the Plan Year to a position qualifying for participation (or leaving the participating class) may accrue (subject to discretion of the Compensation Committee) a pro rata Accrued Bonus based on the percentage of the Plan Year (participant's Target Incentive Award is multiplied by a factor equal to actual weeks participating/52) the employee is in each participating position. Any amounts (less start-up amount) previously credited to a participant who is terminated from the Plan by reason of transfer or demotion shall be paid to the participant at the next normally scheduled payout period.

      B. Discharge and Resignation. An employee who resigns or is discharged from the Company during the Plan Year shall not be eligible for an Accrued Bonus, even though his or her service arrangement or contract extends past year-end, unless the Compensation Committee determines that the conditions of the termination indicate that a prorated Accrued Bonus is appropriate. The Compensation Committee shall have full and final authority in making such a determination, including the timing of payouts, if any, of any amounts credited to the participant's individual account (less start-up amount).

      C. Death, Disability, Retirement. If a participant's employment is terminated during a Plan Year by reason of death, disability, or normal or early retirement under the Company's retirement plan, a pro rata Accrued Bonus based on the percentage of the Plan Year the employee participated (pro rate amount to be calculated similar to Section VI, A. above) shall accrue for the benefit of the participant. Any amounts (less start-up amount) previously credited to a participant who is terminated from the Plan by reason of death, disability, or retirement shall be paid to the participant at the next normally scheduled payout period.

      D. Beneficiary Designation. An individual may designate in writing in a form satisfactory to the Company a beneficiary or beneficiaries to receive incentive compensation in the event of the individual's death, and payment by the Company in accordance with such designation shall fully discharge the Company from all liability for the amount so paid. The Company may refuse





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           to accept any designation which contains unacceptable
           contingencies. If no such designation is on file with the Company, any incentive compensation amounts which are payable will be paid to the individual's personal representative.

VII.   Administration

       A. The Plan shall be administered by the Compensation Committee whose decision shall be final and binding on all parties.

       B. The Plan shall continue for each fiscal year following the effective date of the Plan unless modified or revoked by the Compensation Committee. The right is expressly reserved by the Compensation Committee to modify, repeal or to discontinue this Plan.

       C. Neither the establishment of the Plan, nor any modification or amendment hereof, nor the payment of awards hereunder shall be construed as giving any Participant or other person whomsoever any legal or equitable right against the Company, the Compensation Committee, or their respective members; or the right to payment of any awards hereunder (unless the same shall be specifically provided herein); or as giving any participant the right to be retained in the service of the Company.

       D. Bonuses which are payable shall be paid within 60 days after the end of the fiscal year.

VII.   Effective Date

       The Plan shall be effective as to the fiscal year beginning August 1, 1994.





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